Exhibit 99.1
Earthstone Energy, Inc. Announces Strategic Acreage Trade
Increases Midland Basin Operated Production and Acreage

The Woodlands, Texas, October 8, 2018 - Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone” or the “Company”) today announced the closing of an acreage trade with an undisclosed operator in the Midland Basin of Texas. Earthstone has acquired 3,899 net operated acres in Reagan County with virtually a 100% working interest, in exchange for 1,222 net non-operated acres in Glasscock County with an average working interest of 39% and $27.8 million in cash, plus customary closing adjustments. The effective date of the transaction is September 1, 2018.

Along with the net increase of 2,677 acres, the trade also results in a net production increase of approximately 350 Boe per day. The producing wells acquired in this trade are connected into a third-party crude oil pipeline gathering system, which will assure flow capacity for this oil as well as any future volumes from producing wells on this acreage. In addition, in the near term Earthstone expects to finalize and close the acquisition of a mineral lease which will add approximately 760 net acres. With these acreage acquisitions, Earthstone’s total net acreage in the Midland Basin has increased to approximately 30,000 acres, of which approximately 23,300 acres are operated by Earthstone.

Operational Update

The Company continues to maintain its one-rig drilling program in the Midland Basin where it is currently drilling in Reagan County and completions continue to remain on track with our prior guidance. The Company has recently completed a three-well pad in central Reagan County on its TSRH block of acreage where it holds a 100% working interest. This block is adjacent to the acreage recently acquired through the above described trade. The average lateral length of these three wells is 7,338 feet consisting of two Wolfcamp A wells and one Wolfcamp B Upper well. These wells began flowing back in early October and are expected to reach peak rates within the next 30-60 days. In Upton County, the Company has completed its first well (100% working interest) on the Benedum block. This well is a Wolfcamp B Lower and has a completed lateral of 7,453 feet. Although the well has been online for only 10 days and the oil rate continues to increase, it is producing approximately 1,875 Boepd (87% oil) and should reach peak rates within the next 30 days. Finally, Earthstone just completed drilling two wells in its WTG area in southeast Reagan County, which are the WTG 5-233 1BU well (41% working interest) and the WTG 5-233 A 2BU well (50% working interest) both of which are Wolfcamp B Upper wells, with lateral lengths of approximately 12,500 feet and 9,900 feet, respectively. This two well pad was drilled from initial start to rig release in 36 days. Completion operations are now underway with first production expected in November. These wells offset the Company’s WTG Unit 4-232 A 2BL which was completed in July of this year. In only 75 days of production, this B Lower completion has produced 111,000 barrels of oil equivalent (90% oil) from 10,339 feet of completed lateral. The two recently drilled wells also offset the 2017 completion of the Company’s WTG 5-234 1HM from the B Upper which produced 95,000 barrels of oil equivalent (80% oil) during its initial 75 days of production from a 9,332 foot lateral.

Management Comments

Robert J. Anderson, President of Earthstone, commented, “We continue to be active in acreage transactions and trades where we can add to existing operated positions, increase our inventory of wells with 10,000 foot laterals and, as demonstrated by our recent WTG wells, enhance operating efficiencies. This strategic transaction along with our pending acreage acquisition provides for enhanced development and operating advantages and importantly results in a contiguous acreage position of approximately 14,000 net acres with an average 85% working interest in central Reagan County, where we have the bulk of our operated acreage.”

“We believe there is significant upside potential in developing this acreage and we expect to benefit from additional operating efficiencies and crude oil pipeline gathering which will enhance our nearby existing operations. The transaction will immediately increase our cash flow, help lower our average lease operating expense per Boe and provide enhanced flow assurance as we operate in a larger concentrated block.”

Please refer to Earthstone’s updated investor presentation found on our website for an illustrative depiction of this transaction.

About Earthstone

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in the development and operation of oil and natural gas properties. Its primary assets are located in the Midland Basin of west Texas and the Eagle Ford Trend of south Texas. Earthstone is listed on the New York Stock Exchange under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements may include statements about the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of Earthstone, and plans and objectives of management for future operations. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. Earthstone’s annual report on Form 10-K for the year ended December 31, 2017, quarterly reports on Form 10-Q, recent current reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect Earthstone’s business, results of operations, and financial condition. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contacts

Mark Lumpkin, Jr.
Executive Vice President - Chief Financial Officer
281-298-4246 / mark.lumpkin@earthstoneenergy.com

Scott Thelander
Director of Finance
281-298-4246 / scott@earthstoneenergy.com